EXHIBIT 10.3
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   SUMMARY OF NEWELL RUBBERMAID INC. CASH BONUS PLAN

   The Company has a corporate bonus plan, effective January 1, 2002, that provides for the payment of annual cash bonuses to group presidents and other corporate executives. Payments to group presidents are based on the operating income (75% of the bonus payout) and cash flow (25% of the bonus payout) for the fiscal year of the group for which the group president is responsible. Payments to other participating corporate executives are based on the Company's total earnings per share (75% of the bonus payout) and cash flow (25% of the bonus payout) for the fiscal year. If the group's operating income and cash flow, or the Company's earnings per share and cash flow, as applicable, equal target levels, the designated employees receive specified percentages of their annual salaries in the form of cash bonuses. Company or group performance below the target levels will result in lower or no bonus payments, and Company or group performance above the target levels will result in higher bonus payments.